Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Employment Agreement dated June 1, 2007 (the “Agreement”) between Material Technologies, Inc., a Delaware corporation (the “Company”) and Brent M. Phares, an individual (the “Employee”) and such provisions are effective retroactively to the date of the Agreement (the “Effective Date”).  All capitalized terms in this Amendment to Employment Agreement, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

1.       The first sentence of Section 2 of the Agreement is hereby deleted and replaced as follows:

2          Position.  During the Employment Period, Employee shall serve as the Company’s Chief Engineer and shall report to the President of the Company (the “President”).

The remainder of Section 2 of the Agreement shall remain unchanged.

2.       Section 7.2 of the Agreement is hereby deleted and replaced as follows:

7.2       If this Agreement is terminated by Company “without Cause” or this Agreement terminates due to Employee’s death or disability (as described in Section 6.4 above), in addition to payments specified in Section 7.1, Company shall pay “Severance” to the Employee, or his estate if Employee is deceased.  Severance shall mean, for purposes of this Agreement, the payment of the following:

(a)     If the Agreement is terminated during the initial two-year Term, Company shall pay to Employee his Base Salary for the remaining outstanding term of this Agreement; or

(b)     If the Agreement is terminated after the initial two-year Term, Company shall continue to pay to Employee his then current Base Salary for 4½ months.

The Severance shall be paid in accordance with the Company’s normal payroll schedule and shall be less any required withholdings and deductions.  Payment of the Severance is conditioned upon Employee’s (or, in the case of his death or incapacity, his estate’s) execution of a general release of all claims against Company in a form provided by Company (the “Release”), and the Release becoming effective and enforceable in accordance with its terms.

3.       Section 19 of the Agreement is hereby deleted and replaced as follows:

19.       Jurisdiction.  The Parties submit to the jurisdiction of the Courts of the County of Orange, State of California or a Federal Court empaneled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement.

4.       The following Section 22 is hereby added to the Agreement as follows:

22        Attorneys’ Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

5.       All other provisions of the Agreement remain unchanged.

          IN WITNESS WHEREOF, the Parties have caused this Amendment to Employment Agreement to be duly executed and delivered as of August 20, 2007.

COMPANY:                                                               EMPLOYEE:

MATERIAL TECHNOLOGIES, INC.,                   BRENT M. PHARES,
a Delaware corporation                                                an individual

/s/ Robert M. Bernstein                                                 /s/ Brent M. Phares
By:  Robert M. Bernstein                                              By:  Brent M. Phares
Its:  Chief Executive Officer